UNITED STATES
SECURITY AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2020

VISIUM TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Florida	000-25753	87-04496677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4094 Majestic Lane Suite 360
Fairfax, Virginia 22033
(Address of principal executive offices, including zip code)

(703) 273-0383
(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.

On May 7, 2020, Visium Technologies, Inc. (the “Company”), through its wholly owned subsidiary, Visium Analytics, LLC, entered into Amendment #1 (the “Amendment”) to the Software License Agreement with The MITRE Corporation (“MITRE”), a non-profit research organization serving the United States Government, originally entered into on March 27, 2019 (the “Agreement”). The Amendment provides the Company with exclusive rights to CyGraph®, a patented technology, from MITRE. CyGraph® is a cybersecurity application that provides machine learning acceleration, advanced cyber hunting, forensics, incident response and analytics (the “Software”). For the rights under the Amendment, the Company shall pay MITRE an exclusivity fee of $20,000 for the first year and $50,000 for the second year. Additionally, pursuant to the Amendment, the Company is required to have a marketable, demonstrable and saleable product or service using the Software within a specified time period, and the Company is required to pay to MITRE a royalty fee after the achievement of a certain milestone of sales of such product or service.

Item 1.01 of this Current Report on Form 8-K contains only a brief description of the material terms of the Amendment and does not purport to be a complete description of the rights and obligations of the parties thereunder, and such description is qualified in its entirety by reference to the full text of the Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 8.01. Other Events.

On May 13, 2020, the Company issued a press release announcing the Company’s entry into the amendment to the Agreement. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Set forth below is a list of exhibits to this Current Report on Form 8-K:

Exhibit No.:	Description:

10.18*	Amendment No. 1 to License Agreement, dated May 7, 2020, between The MITRE Corporation, Inc. and Visium Analytics, LLC.
99.1*	Press release, dated May 13, 2020.

* filed herewith

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISIUM TECHNOLOGIES, INC.

Date: May 13, 2020	By:	/s/ Mark Lucky
Mark Lucky
Chief Executive Officer